                                                                   Exhibit 3.2


               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                ZIFF-DAVIS INC.

(Adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware)

  The undersigned, a duly authorized officer of Ziff-Davis Inc. (the "Corporation"), hereby certifies as follows:

  FIRST. The name under which the Corporation was originally incorporated was ZD Inc., and the date of filing of its original certificate of incorporation was February 4, 1998.

  SECOND. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

  THIRD. The text of the Corporation's amended and restated certificate of incorporation is hereby further amended and restated to read in full as follows:

                                   ARTICLE I

                                      NAME

  The name of the Corporation is Ziff-Davis Inc.

                                   ARTICLE II

                          REGISTERED OFFICE AND AGENT

  The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

                                    PURPOSES

  The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

                                 CAPITAL STOCK

A. Authorized Shares.

  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 210 million shares of which 200 million shares shall be designated as Common Stock, par value $.01 per share ("Common Stock"), and 10 million shares shall be designated as Preferred Stock, par value $.01 per share ("Preferred Stock").

B. Common Stock.

1. Issuance of Common Stock in Series; Designation; Re-classification

  The Corporation shall have the authority to issue shares of Common Stock in two series. One series of Common Stock shall be designated as Ziff-Davis Inc.-- ZD Common Stock ("ZD Stock"). The second series of Common Stock shall be designated as Ziff-Davis Inc.--ZDNet Common Stock ("ZDNet Stock"). When the filing of this Amended and Restated Certificate of Incorporation becomes effective, each share of Common Stock outstanding immediately prior thereto shall thereupon automatically be re-classified as one share of ZD Stock (and outstanding certificates that had theretofore represented shares of Common Stock shall thereupon represent an equivalent number of shares of ZD Stock despite the absence of any indication thereon to that effect).

  The total number of shares of ZD Stock which the Corporation shall have the authority to issue shall initially be 120 million, and the total number of shares of ZDNet Stock which the Corporation shall have the authority to issue shall initially be 80 million. The Board of Directors shall have the authority to increase or decrease from time to time the total number of shares of Common Stock of either series which the Corporation shall have the authority to issue, but not above the number which, when added to the total number of shares of the other series of Common Stock that the Corporation would have the authority to issue, would exceed the total number of shares of Common Stock that the Corporation has the authority to issue, and not below the number of shares of such series then outstanding.

2. Dividends.

  (a) Dividends. Subject to the preferences and other terms of any outstanding series of Preferred Stock, the holders of either series of Common Stock shall be entitled to receive dividends on their shares of Common Stock if, as and when declared by the Board of Directors out of legally available funds, but (i) the aggregate amounts paid as dividends on ZD Stock on any day may not exceed the Available Dividend Amount for ZD on that day and (ii) the aggregate amounts paid as dividends on ZDNet Stock on any day, together with the aggregate amounts that are re-allocated to ZD as a result of such dividends as required pursuant to clause (ii) in the proviso to the definition of ZD below, may not exceed the Available Dividend Amount for ZDNet on that day.

  (b) Discrimination Between or Among Series of Common Stock. Subject to paragraph (a) of this Section 2 and subject to the preferences and other terms of any outstanding series of Preferred Stock, the Corporation shall have the authority to declare and pay dividends on both, one or neither series of Common Stock in equal or unequal amounts, notwithstanding the performance of either Group, the amount of assets available for dividends on either series of Common Stock, the amount of prior dividends paid on either series of Common Stock, the respective voting rights of each series of Common Stock or any other factor.

3. Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group; Exchange of One Series of Common Stock for the Other Series or for Stock of a Subsidiary at the Corporation's Option.

  (a) Mandatory Dividend, Redemption or Exchange. (i) In the event of a Disposition of All or Substantially All of the Assets of a Group (other than an Exempt Disposition), the Corporation shall, on or prior to the 85th Trading Day after the consummation of such Disposition, either:

    (x) declare and pay a dividend to holders of the series of Common Stock that relates to that Group (in cash, securities (other than Common Stock) or other property, or a combination thereof), subject to the limitations on dividends set forth under Section 2 of this Article IV(B), in an amount having a Fair Value equal to their Proportionate Interest in the Net Proceeds of such Disposition;

    (y) redeem from holders of the series of Common Stock that relates to that Group, for cash, securities (other than Common Stock) or other property (or a combination thereof) in an amount having a

  Fair Value equal to their Proportionate Interest in the Net Proceeds of such Disposition, all of the outstanding shares of the relevant series of Common Stock (or, if such Group continues after such Disposition to own any material assets other than the proceeds of such Disposition, a number of shares of such series of Common Stock (rounded, if necessary, to the nearest whole number) having an aggregate average Market Value, during the 20 consecutive Trading Day period beginning on (and including) the 16th Trading Day immediately following the date on which the Disposition is consummated, equal to such Fair Value); or

    (z) issue, in exchange for all of the outstanding shares of the series of Common Stock that relates to that Group, a number of shares of the series of Common Stock that does not relate to that Group (rounded, if necessary, to the nearest whole number) having an aggregate value equal to 110% of the aggregate value of all of the outstanding shares of the series of Common Stock that relates to that Group (where in each case value is based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period beginning on (and including) the 16th Trading Day immediately following the date on which the Disposition is consummated).

  (ii) At any time within one year after completing any dividend or partial redemption pursuant to (x) or (y) of the preceding sentence, the Corporation may issue, in exchange for all of the remaining outstanding shares of the series of Common Stock that relates to the Group that consummated the applicable Disposition, a number of shares of the series of Common Stock that does not relate to that Group (rounded, if necessary, to the nearest whole number) having an aggregate value equal to 110% of the aggregate value of all of the outstanding shares of the series of Common Stock that relates to that Group (where in each case value is based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Corporation mails the notice of exchange to holders of the relevant series).

  (iii) For purposes of this Section 3, if a Group consummates a Disposition in a series of related transactions, such Disposition shall not be deemed to have been completed until consummation of the last of such transactions.

  (b) Optional Exchange of One Series of Common Stock for the Other Series. (i) The Corporation may, at any time before ZDNet Stock exceeds the 65% of Total Market Capitalization Trigger, issue, in exchange for all of the outstanding shares of ZDNet Stock, a number of shares of ZD Stock (rounded, if necessary, to the nearest whole number) having an aggregate value equal to the percentage of the aggregate value of all of the outstanding shares of ZDNet Stock (the "Applicable Percentage") specified for the applicable date of exchange below (where in each case value is based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Corporation mails the notice of exchange to holders of ZDNet Stock).


                                                   The Applicable Percentage
   If the Exchange Date Falls                   Will be the Percentage Specified
   During the Period Indicated Below                 for Such Period Below
   ---------------------------------            --------------------------------
   First Quarter...............................           125%
   Second Quarter..............................           124.166667%
   Third Quarter...............................           123.333333%
   Fourth Quarter..............................           122.5%
   Fifth Quarter...............................           121.666667%
   Sixth Quarter...............................           120.833333%
   Seventh Quarter.............................           120%
   Eighth Quarter..............................           119.166667%
   Ninth Quarter...............................           118.333333%
   Tenth Quarter...............................           117.5%
   Eleventh Quarter............................           116.666667%
   Twelfth Quarter.............................           115.833333%
   After Twelfth Quarter.......................           115%

For purposes of the foregoing chart, (x) the first "Quarter" is the period from and including the date of first issuance of shares of ZDNet Stock to but excluding the third month anniversary of such date (provided that, if the date of first issuance of shares of ZDNet Stock is the 29th, 30th or 31st day of any month, the first "Quarter" will be the period from and including such date of first issuance to but excluding the third month anniversary of the first day of the month immediately following the month in which such date of first issuance falls) and (y) each subsequent "Quarter" is the period from and including the day after the end of the prior Quarter to but excluding the third month anniversary of such day.

  (ii) The Corporation may, at any time after ZDNet Stock exceeds the 65% of Total Market Capitalization Trigger but before ZDNet Stock falls below the 50% of Total Market Capitalization Threshold, issue, in exchange for all of the outstanding shares of ZD Stock, a number of shares of ZDNet Stock (rounded, if necessary, to the nearest whole number) having an aggregate value equal to 115% of the aggregate value of all of the outstanding shares of ZD Stock (where in each case value is based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Corporation mails the notice of exchange to holders of ZD Stock).

  (iii) The Corporation may, if ZDNet Stock exceeds the 65% of Total Market Capitalization Trigger and thereafter falls below the 50% of Total Market Capitalization Threshold (and regardless of whether ZDNet Stock shall thereafter remain below the 50% of Total Market Capitalization Threshold or the 65% of Total Market Capitalization Trigger), issue, in exchange for all of the outstanding shares of either series of Common Stock (the "Series of Common Stock Being Retired"), a number of shares of the other series of Common Stock (rounded, if necessary, to the nearest whole number) having an aggregate value equal to the aggregate value of all of the outstanding shares of the Series of Common Stock Being Retired (where in each case value is based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Corporation mails the notice of exchange to holders of the Series of Common Stock Being Retired).

  (iv) ZDNet Stock will exceed the "65% of Total Market Capitalization Trigger" if the Market Capitalization of the outstanding ZDNet Stock exceeds 65% of the Total Market Capitalization of both series of Common Stock for 30 Trading Days during any 60 consecutive Trading Day period. Thereafter, ZDNet Stock will fall below the "50% of Total Market Capitalization Threshold" if, after exceeding the 65% of Total Market Capitalization Trigger, the Market Capitalization of the outstanding ZDNet Stock falls below 50% of the total Market Capitalization of both series of Common Stock for 30 Trading Days during any 60 consecutive Trading Day period.

  (v) If the Corporation has the right, on the date on which it mails a notice of exchange as contemplated above, to issue shares of ZD Stock or ZDNet Stock in exchange for outstanding shares of the other series of Common Stock as described above, the Corporation will not lose that right if ZDNet Stock subsequently exceeds the 65% of Total Market Capitalization Trigger or falls below the 50% of Total Market Capitalization Threshold.

  (c) Optional Exchange for Stock of a Subsidiary. (i) At any time at which all of the assets and liabilities of a Group (and no other assets or liabilities of the Corporation or any subsidiary thereof) are held directly or indirectly by one or more wholly owned subsidiaries of the Corporation (the "Group Subsidiaries"), the Corporation may deliver to holders of the relevant series of Common Stock their Proportionate Interest in all of the outstanding shares of the common stock of the Group Subsidiaries in exchange for all of the outstanding shares of such series of Common Stock.

  (ii) If the series of Common Stock being exchanged pursuant to Section 3(c)(i) above is ZD Stock and the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is greater than zero, the Corporation shall also issue a number of shares of ZDNet Stock equal to the then current Number of Shares

Issuable with Respect to ZD's Retained Interest in ZDNet and deliver those shares to the holders of ZD Stock or to one of the Group Subsidiaries, at the option of the Corporation.

  (iii) If the series of Common Stock being exchanged pursuant to Section 3(c)(i) above is ZDNet Stock and the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is greater than zero (so that less than all of the shares of common stock of the Group Subsidiaries are being delivered to the holders of ZDNet Stock), the Corporation may retain the remaining shares of common stock of the Group Subsidiaries or distribute those shares as a dividend on ZD Stock.

  (d) General Dividend, Exchange and Redemption Provisions. (i) If the Corporation completes a Disposition of All or Substantially All of the Assets of a Group (other than an Exempt Disposition), the Corporation shall, not more than the 10 Trading Days after the consummation of such Disposition, issue a press release specifying (w) the Net Proceeds of such Disposition, (x) the number of shares of the series of Common Stock related to such Group then outstanding, (y) the number of shares of such series of Common Stock issuable upon conversion, exchange or exercise of any convertible or exchangeable securities, options or warrants and the conversion, exchange or exercise prices thereof and (z) if the Group is ZDNet, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet. The Corporation shall, not more than 30 Trading Days after such consummation, announce by press release which of the actions specified in Section 3(a)(i) of this Article IV(B) it has determined to take, and upon making that announcement, that determination will be irrevocable. In addition, the Corporation shall, not more than 30 Trading Days after such consummation and not less than 10 Trading Days before the applicable payment date, redemption date or exchange date, send a notice by first-class mail, postage prepaid, to holders of the relevant series of Common Stock at their addresses as they appear on the transfer books of the Corporation, specifying:

    (1) if the Corporation has determined to pay a special dividend, (A) the record date for such dividend, (B) the payment date of such dividend (which cannot be more than 85 Trading Days after such consummation) and (C) the aggregate amount and type of property to be paid in such dividend (and the approximate per share amount thereof);

    (2) if the Corporation has determined to undertake a redemption, (A) the date of redemption (which cannot be more than 85 Trading Days after such consummation), (B) the aggregate amount and type of property to be paid as a redemption price (and the approximate per share amount thereof), (C) if less than all shares of the relevant series of Common Stock are to be redeemed, the number of shares to be redeemed and (D) the place or places where certificates for shares of such series of Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), should be surrendered in return for delivery of the cash, securities or other property to be paid by the Corporation in such redemption; and

    (3) if the Corporation has determined to undertake an exchange, (A) the date of exchange (which cannot be more than 85 Trading Days after such consummation), (B) the number of shares of the other series of Common Stock to be issued in exchange for each outstanding share of such series of Common Stock and (C) the place or places where certificates for shares of such series of Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), should be surrendered in return for delivery of the other series of Common Stock to be issued by the Corporation in such exchange.

  (ii) If the Corporation has determined to complete any exchange described in
Section 3(b) or (c) of this Article IV(B), the Corporation shall, not less than 10 Trading Days and not more than 30 Trading Days before the exchange date, send a notice by first-class mail, postage prepaid, to holders of the relevant series of Common Stock at their addresses as they appear on the transfer books of the Corporation, specifying (x) the exchange date and the other terms of the exchange and (y) the place or places where certificates for shares of such series of Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), should be surrendered for delivery of the stock to be issued or delivered by the Corporation in such exchange.

  (iii) Neither the failure to mail any notice required by this Section 3(d) to any particular holder nor any defect therein would affect the sufficiency thereof with respect to any other holder or the validity of any dividend, redemption or exchange contemplated hereby.

  (iv) If the Corporation is redeeming less than all of the outstanding shares of a series of Common Stock pursuant to Section 3(a)(i) of this Article IV(B), the Corporation shall redeem such shares pro rata or by lot or by such other method as the Board of Directors determines to be equitable.

  (v) No holder of shares of a series of Common Stock being exchanged or redeemed shall be entitled to receive any cash, securities or other property to be distributed in such exchange or redemption until such holder surrenders certificates for such shares, properly endorsed or assigned for transfer, at such place as the Corporation shall specify (unless the Corporation waives such requirement). As soon as practicable after the Corporation's receipt of certificates for such shares, the Corporation shall deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, the cash, securities or other property to which such person shall be entitled, together with any fractional payment referred to below, in each case without interest. If less than all of the shares of Common Stock represented by any one certificate is exchanged or redeemed, the Corporation shall also issue and deliver a new certificate for the shares of such Common Stock not exchanged or redeemed.

  (vi) The Corporation shall not be required to issue or deliver fractional shares of any capital stock or any other fractional securities to any holder of Common Stock upon any exchange, redemption, dividend or other distribution described above. If more than one share of Common Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that would be issuable or any other securities that would be distributable to such holder upon any such exchange, redemption, dividend or other distribution. If there are fractional shares of any capital stock or any other fractional securities remaining to be issued or distributed to any holder, the Corporation shall, if such fractional shares or securities are not issued or distributed to such holder, pay cash in respect of such fractional shares or securities in an amount equal to the Fair Value thereof (without interest).

  (vii) From and after the date set for any exchange or redemption contemplated by this Section 3, all rights of a holder of shares of Common Stock being exchanged or redeemed shall cease except for the right, upon surrender of the certificates theretofore representing such shares, to receive the cash, securities or other property for which such shares were exchanged or redeemed, together with any fractional payment as provided above, in each case without interest (and, if such holder was a holder of record as of the close of business on the record date for a dividend not yet paid, the right to receive such dividend). A holder of shares of Common Stock being exchanged shall not be entitled to receive any dividend or other distribution with respect to shares of the other series of Common Stock until after certificates theretofore representing the shares being exchanged are surrendered as contemplated above. Upon such surrender, the Corporation shall pay to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the other series of Common Stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any exchange, the Corporation shall, however, be entitled to treat the certificates for shares of a series of Common Stock being exchanged that were not yet surrendered for exchange as evidencing the ownership of the number of whole shares of the other series of Common Stock for which the shares of such Common Stock should have been exchanged, notwithstanding the failure to surrender such certificates.

  (viii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on any exchange or redemption contemplated by this Section 3; provided, however, that the Corporation shall not be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares so exchanged or redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue pays to the Corporation the amount of any such tax, or establishes to the satisfaction of the Corporation that such tax has been paid.

  (ix) The Corporation may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any dividend, redemption or exchange contemplated by this Section 3 as the Board of Directors may determine to be appropriate under the circumstances.

4. Voting Rights.

  At every meeting of stockholders, the holders of ZD Stock and the holders of ZDNet Stock shall vote together as a single class on all matters as to which common stockholders generally are entitled to vote, unless a separate vote is required by applicable law. On all such matters for which no separate vote is required, (a) holders of ZD Stock shall be entitled to one vote per share of ZD Stock held and (b) holders of ZDNet Stock shall be entitled to a number of votes per share of ZDNet Stock held (calculated to the nearest five decimal places) equal to the average Market Value of a share of ZDNet Stock divided by the average Market Value of a share of ZD Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day before the applicable record date.

5. Liquidation Rights.

  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of ZD Stock and holders of ZDNet Stock shall be entitled to receive in respect of shares of ZD Stock and shares of ZDNet Stock their proportionate interests in the net assets of the Corporation, if any, remaining for distribution to stockholders (after payment of or provision for all liabilities, including contingent of the Corporation. Neither the merger nor consolidation of the Corporation with any other entity, nor a sale, transfer or lease of all or any part of the assets of the Corporation, would, alone, be deemed a liquidation, dissolution or winding-up for purposes of this Section 5.

6. Adjustments to Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet.

  The Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet, as in effect from time to time, shall, automatically without action by the Board of Directors or any other person, be:

    (a) adjusted in proportion to any changes in the number of outstanding shares of ZDNet Stock caused by subdivisions (by stock split, reclassification or otherwise) or combinations (by reverse stock split, reclassification or otherwise) of shares of ZDNet Stock or by dividends or other distributions of shares of ZDNet Stock on shares of ZDNet Stock (and, in each such case, rounded, if necessary, to the nearest whole number);

    (b) decreased by (i) if the Corporation issues any shares of ZDNet Stock and the Board of Directors attributes that issuance (and the proceeds thereof) to ZD, the number of shares of ZDNet Stock so issued, and (ii) if the Board of Directors re-allocates to ZD any cash or other assets theretofore allocated to ZDNet in connection with a redemption of shares of ZDNet Stock (as required pursuant to clause (ii) of the proviso to the definition of ZD below) or in return for a decrease in the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet, the number (rounded, if necessary, to the nearest whole number) equal to (x) the aggregate Fair Value of such cash or other assets divided by (y) the Market Value of one share of ZDNet Stock as of the date of such re-allocation; and

    (c) increased by (i) if the Corporation repurchases any shares of ZDNet Stock and the Board of Directors attributes that repurchase (and the consideration therefor) to ZD, the number of shares of ZDNet Stock so repurchased and (ii) if the Board of Directors re-allocates to ZDNet any cash or other assets theretofore allocated to ZD in return for an increase in the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet, the number (rounded, if necessary, to the nearest whole number) equal to (x) the Fair Value of such cash or other assets divided by (y) the Market Value of one share of ZDNet Stock as of the date of such re-allocation.

  Neither the Corporation nor the Board of Directors shall take any action that would, as a result of any of the foregoing adjustments, reduce the Number of Shares Issuable with Respect to ZD's Retained Interest in
ZDNet to below zero. Subject to the preceding sentence, the Board of Directors may attribute the issuance of any shares of ZDNet Stock (and the proceeds therefrom) or the repurchase of ZDNet Stock (and the consideration therefor) to ZD or to ZDNet, as the Board of Directors determines in its sole discretion; provided, however, that the Board of Directors must attribute to ZD the issuance of any shares of ZDNet Stock that are issued (1) as a dividend or other distribution on, or as consideration for the repurchase of, shares of ZD Stock or (2) as consideration to acquire any assets or satisfy any liabilities attributed to ZD.

7. Additional Definitions.

  As used in this Article IV, the following terms shall have the following meanings (with terms defined in singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires:

  "All or Substantially All of the Assets" of either Group means a portion of such assets that represents at least 80% of the then-current Fair Value of the assets of such Group.

  "Available Dividend Amount" for ZD, on any day on which dividends are paid on shares of ZD Stock, is the amount that would, immediately prior to the payment of such dividends, be legally available for the payment of dividends on shares of ZD's common stock under Delaware law if (a) ZD and ZDNet were each a separate Delaware corporation, (b) ZD had outstanding (i) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of ZD Stock that are then outstanding and (ii) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of Preferred Stock that have been attributed to ZD and are then outstanding, (c) the assumptions about ZDNet set forth in the next sentence were true and (d) ZD owned a number of shares of ZDNet common stock equal to the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet. "Available Dividend Amount" for ZDNet, on any day on which dividends are paid on shares of ZDNet Stock, is the amount that would, immediately prior to the payment of such dividends, be legally available for the payment of dividends on shares of ZDNet's common stock under Delaware law if ZDNet were a separate Delaware corporation having outstanding (a) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of ZDNet Stock that are then outstanding plus the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and
(b) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of Preferred Stock that have been attributed to ZDNet and are then outstanding.

  "Disposition" means a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or otherwise) of All or Substantially All of the Assets of a Group to one or more persons or entities, in one transaction or a series of related transactions.

  "Effective Date" means the date on which this Amended and Restated Certificate of Incorporation becomes effective under Delaware law.

  "Exempt Disposition" means any of the following:

    (a) a Disposition in connection with the liquidation, dissolution or winding-up of the Corporation and the distribution of assets to stockholders,

    (b) a Disposition to any person or entity controlled by the Corporation (as determined by the Board of Directors in its sole discretion),

    (c) a Disposition by either Group for which the Corporation receives consideration primarily consisting of equity securities (including, without limitation, capital stock of any kind, interests in a general or limited partnership, interests in a limited liability company or debt securities convertible into or exchangeable for, or options or warrants to acquire, any of the foregoing, in each case without regard to the voting power or other management or governance rights associated therewith) of an entity which is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to businesses conducted by such Group prior to the Disposition, as determined by the Board of Directors in its sole discretion,

    (d) a dividend, out of ZDNet's assets, to holders of ZDNet Stock (and a re-allocation of a corresponding amount of ZDNet's assets to ZD as required pursuant to clause (ii) of the proviso to the definition of ZD below),

    (e) a dividend, out of ZD's assets, to holders of ZD Stock and

    (f) any other Disposition, if (i) at the time of the Disposition there are no shares of ZD Stock outstanding, (ii) at the time of the Disposition there are no shares of ZDNet Stock outstanding or (iii) before the 30th Trading Day following the Disposition the Corporation has mailed a notice stating that it is exercising its right to exchange all of the outstanding shares of ZD Stock or ZDNet Stock for newly issued shares of the other series of Common Stock as contemplated under Section 3(b) of this Article IV.

  "Fair Value" means (a) in the case of cash, the amount thereof, (b) in the case of capital stock that has been Publicly Traded for a period of at least 15 months, the Market Value thereof and (c) in the case of other assets or securities, the fair market value thereof as the Board of Directors shall determine in good faith (which determination shall be conclusive and binding on all stockholders).

  "Group" means ZD or ZDNet.

  "Market Capitalization" of either series of Common Stock on any date means the Market Value of a share of such series on such date times the number of shares of such series outstanding on such date.

  "Market Value" of a share of any class or series of capital stock on any Trading Day means the average of the high and low reported sales prices regular way of a share of such class or series on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the New York Stock Exchange ("NYSE") Composite Tape or, if the shares of such class or series are not listed or admitted to trading on the NYSE on such Trading Day, on the principal national securities exchange on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on The Nasdaq National Market System of the Nasdaq Stock Market ("Nasdaq NMS") or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq NMS on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any NYSE member firm selected from time to time by the Corporation or, if such closing bid and asked prices are not made available by any such NYSE member firm on such Trading Day, the fair market value of a share of such class or series as the Board of Directors shall determine in good faith (which determination shall be conclusive and binding on all stockholders); provided, that, for purposes of determining the average Market Value of a share of any class or series of capital stock for any period, (a) the "Market Value" of a share of any class or series of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (b)(ii) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (b) the "Market Value" of a share of any class or series of capital stock on any day prior to (i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period or (ii) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution; and provided further, if (a) the Corporation repurchases outstanding shares of ZDNet Stock and the Board of Directors attributes that repurchase (and the consideration therefor) to ZDNet and (b) the Board of Directors determines to re-allocate to ZD cash or other assets theretofore allocated to ZDNet in order to avoid a change in the Retained Interest Percentage, the "Market Value" of a share ZDNet Stock used to compute the corresponding reduction in the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will equal the Fair Value of the consideration paid per share of ZDNet Stock so repurchased; and provided further, if the Corporation redeems a portion of the outstanding shares of ZDNet Stock (and the Board of Directors re-allocates to ZD cash or other assets theretofore allocated to ZDNet in the manner required by clause (ii) of the proviso to the definition of ZD below), the "Market Value" of a share ZDNet Stock used to compute the corresponding reduction in the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will equal the Fair Value of the consideration paid per share of ZDNet Stock so redeemed.

  "Net Proceeds" of a Disposition of any of the assets of a Group means the positive amount, if any, remaining from the gross proceeds of such Disposition after any payment of, or reasonable provision (as determined in good faith by the Board of Directors, which determination will be conclusive and binding on all stockholders) for, (a) any taxes payable by the Corporation in respect of such Disposition, (b) any taxes payable by the Corporation in respect of any resulting dividend or redemption, (c) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and
(d) any liabilities (contingent or otherwise) of, attributed to or related to, such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations which are outstanding or incurred in connection with the Disposition or otherwise, any liabilities for future purchase price adjustments and any obligations with respect to outstanding securities (other than ZDNet Stock) attributed to such Group.

  "Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet" shall initially be a number the Board of Directors designates prior to the time the Corporation first issues shares of ZDNet Stock as the number of shares of ZDNet Stock that could be issued by the Corporation for the account of ZD in respect of its Retained Interest in ZDNet; provided, however, that such number as in effect from time to time shall automatically be adjusted as required by
Section 6 of this Article IV(B).

  "Proportionate Interest" of holders of ZDNet Stock in the Net Proceeds of a ZDNet Disposition (or in the outstanding shares of common stock of any subsidiaries holding ZDNet's assets and liabilities) means the amount of such Net Proceeds (or the number of such shares) times the number of shares of ZDNet Stock outstanding divided by the Total Number of Notional ZDNet Shares Deemed Outstanding. "Proportionate Interest" of holders of ZD Stock in the Net Proceeds of a ZD Disposition (or in the outstanding shares of common stock of any subsidiaries holding ZD's assets and liabilities) means the amount of such Net Proceeds (or the number of such shares).

  "Publicly Traded" with respect to any security means (a) registered under
Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), and (b) listed for trading on the NYSE (or any other national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law)) or listed on the Nasdaq NMS (or any successor market system).

  "Retained Interest Percentage" means the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet divided by the Total Number of Notional ZDNet Shares Deemed Outstanding.

  "Total Number of Notional ZDNet Shares Deemed Outstanding" means the number of shares of ZDNet Stock outstanding plus the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet.

  "Trading Day" means each weekday on which the relevant security (or, if there are two relevant securities, each relevant security) is traded on the principal national securities exchange on which it is listed or admitted to trading or on the Nasdaq NMS or, if such security is not listed or admitted to trading on a national securities exchange or quoted on the Nasdaq NMS, traded in the principal over-the-counter market in which it trades.

  "ZD" means (a) all of the businesses, assets and liabilities of the Corporation and its subsidiaries, other than the businesses, assets and liabilities that are part of ZDNet, (b) the rights and obligations of ZD under any inter-Group debt deemed to be owed to or by ZD (as such rights and obligations are defined in accordance with policies established from time to time by the Board of Directors) and (c) a proportionate interest in ZDNet (after giving effect to any options, Preferred Stock, other securities or debt issued or incurred by the Corporation and attributed to ZDNet) equal to the Retained Interest Percentage; provided, however, that:

    (i) the Corporation may re-allocate assets from one Group to the other Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the Board of Directors from time to time, and

    (ii) if the Corporation transfers cash, other assets or securities to holders of shares of ZDNet Stock as a dividend or other distribution on shares of ZDNet Stock (other than a dividend or distribution payable in shares of ZDNet Stock), or as payment in a redemption required by Section 3(a) of this Article IV(B), then the Board of Directors shall re-allocate from ZDNet to ZD cash or other assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets or securities so transferred times a fraction, the numerator of which shall equal the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of ZDNet Stock outstanding on such date.

  "ZDNet" means (a) the online business division of the Corporation, including all of the businesses, assets and liabilities of the Corporation and its subsidiaries that the Board of Directors has, as of the Effective Date, allocated to ZDNet but excluding any ownership interest in the Corporation's ZDU and ZDTV businesses, (b) any assets or liabilities acquired or incurred by the Corporation or any of its subsidiaries after the Effective Date in the ordinary course of business and attributable to ZDNet, (c) any businesses, assets or liabilities acquired or incurred by the Corporation or any of its subsidiaries after the Effective Date that the Board of Directors has specifically allocated to ZDNet or that the Corporation otherwise allocates to ZDNet in accordance with policies established from time to time by the Board of Directors and (d) the rights and obligations of ZDNet under any inter-Group debt deemed to be owed to or by ZDNet (as such rights and obligations are defined in accordance with policies established from time to time by the Board of Directors); provided, however, that:

    (i) the Corporation may re-allocate assets from one Group to the other Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the Board of Directors from time to time, and

    (ii) if the Corporation transfers cash, other assets or securities to holders of shares of ZDNet Stock as a dividend or other distribution on shares of ZDNet Stock (other than a dividend or distribution payable in shares of ZDNet Stock), or as payment in a redemption required by Section 3(a) of this Article IV(B), then the Board of Directors shall re-allocate from ZDNet to ZD cash or other assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets or securities so transferred times a fraction, the numerator of which shall equal the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of ZDNet Stock outstanding on such date.

8. Effectiveness of Sections 2 Through 7 of This Article IV(B).

  The terms of Sections 2 through 7, inclusive, of this Article IV(B) shall apply only when there are shares of both series of Common Stock outstanding.

9. Preferred Stock.

  Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

    (a) the distinctive serial designation of such series which shall distinguish it from other series;

    (b) the number of shares included in such series;

    (c) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

    (d) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

    (e) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

    (f) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

    (g) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

    (h) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

    (i) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.

  Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware or any corresponding provision hereafter enacted.

  10.  Determinations by the Board of Directors.

  Subject to applicable law, any determinations made by the Board of Directors in good faith under this Amended and Restated Certificate of Incorporation or in any certificate of designation filed pursuant hereto, including without limitation any such determinations with respect to the businesses, assets and liabilities of either Group, transactions between the Groups or the rights of holders of any series of Common Stock or Preferred Stock made pursuant to or in the furtherance hereof or thereof, shall be final and binding on all stockholders of the Corporation. A record of all formal determinations of the Board of Directors made as contemplated hereby shall be filed with the records of the actions of the Board of Directors.

                                   ARTICLE V

                                    BY-LAWS

  The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation. The by-laws of the Corporation may also be altered or repealed and new by-laws may be adopted (i) at any annual or special meeting of stockholders, by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class, provided, however, that any proposed alteration or repeal of, or the adoption of any by-law inconsistent with, Sections 1.2, 1.11 and 1.12 of Article I of the by-laws, Sections 2.1 and 2.2 of Article II of the by-laws, or this sentence, by the stockholders shall require the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class, or (ii) by the affirmative vote of a majority of the Board of Directors.

                                   ARTICLE VI

                               BOARD OF DIRECTORS

  The number of directors of the Corporation shall be fixed from time to time pursuant to the by-laws of the Corporation. Commencing with the first annual meeting of stockholders, the directors of the Corporation shall be divided into three classes, as nearly equal in number as reasonably possible, as determined by the Board of Directors, with the initial term of office of the first class of such directors ("Class I") to expire at the first annual meeting of stockholders, the initial term of office of the second class of such directors ("Class II") to expire at the second annual meeting of stockholders and the initial term of office of the third class of such directors ("Class III") to expire at the third annual meeting of stockholders thereafter, with each class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders in the third year following the year of their election and until their successors have been duly elected and qualified. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation. In the event of any increase or decrease in the authorized number of directors,
(a) each director then serving as such shall nonetheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier death, retirement, resignation, or removal, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal in number as reasonably possible. No director may be removed except for cause, provided a director who is also an officer of the Corporation shall resign or be removed upon termination of his or her employment as such officer. This Article VI may not be amended, modified or repealed except by the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class.

                                  ARTICLE VII

                               STOCKHOLDER ACTION

  Any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called annual or special meeting of such holders and may not be taken by any consent in writing by such holders. Except as otherwise provided for herein or required by law, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by the Chairman or the Board of Directors pursuant to a resolution stating the purpose or purposes thereof, and any power of stockholders to call a special meeting is specifically denied.

                                  ARTICLE VIII

                               DIRECTOR LIABILITY

  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article VIII shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

  IN WITNESS WHEREOF, I have signed this certificate on this .  day of .  1999.

                                     ------------------------------------------

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